Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

PICO Northstar, LLC

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15B ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT.  IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE CORPORATE SECURITIES LAW OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS.  IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS.  THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THIS AGREEMENT.

WEST\222259425.7

LIMITED LIABILITY COMPANY AGREEMENT

OF

PICO Northstar, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of September 21, 2010 (the “Effective Date”) by and among (i) PICO Northstar Management LLC, a Delaware limited liability company (“PICO”) and Northstar Agri Industries, LLC, a Delaware limited liability company (“Northstar”) (collectively, the “Members”) for the purposes of forming a limited liability company pursuant to the Act to be known as PICO Northstar, LLC (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 17 below.

RECITALS

WHEREAS, pursuant to that certain Contribution Agreement of even date herewith by and among Northstar, PICO and the Company, a copy of which is attached hereto as Exhibit A (the “Contribution Agreement”), Northstar shall contribute to the Company assets which comprise a canola oil crushing and processing business as more fully described in the Contribution Agreement; and

WHEREAS, PICO and Northstar desire to enter into this Agreement to govern the operation of the Company;

NOW THEREFORE, the parties hereto agree as follows:

AGREEMENT

Section 1.          Name and Principal Executive Office; Representations.

1.1 Name.  The name of the Company is PICO Northstar, LLC.  The principal executive office of the Company is located in Fargo, North Dakota unless changed by the Manager, in its sole and absolute discretion, with written notice given to the Members of such change.

1.2 Certificate of Formation.  The Manager has filed a Certificate of Formation (the “Certificate”) in the form and manner required by Delaware law.  The Manager shall provide a copy of the Certificate and any amendment thereof to any Member that requests a copy from the Manager in writing.

1.3 Fictitious Business Name Statement.  The Manager is authorized to file and publish a Fictitious Business Name Statement for the Company in any jurisdiction it deems appropriate.

1.4 Representations and Warranties.  Each of the Members hereby makes the following representations, warranties and covenants with respect to this investment:

1.4.1 The Member understands:  (i) That the interests in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., or the securities laws of Delaware or any other state (collectively, the “Securities Acts”) because the Company is issuing interests in the Company in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering; (ii) that the Manager and the Company is relying upon the representations made by the Member herein in determining that such an exemption is available, and would not be forming the Company in the absence of such representations; (iii) that exemption from registration under the Securities Acts would not be available if any interest in the Company was acquired by a Member with a view to distribution -- the Member agrees that the Company is under no obligation to register the interests in the Company or to assist the Member in complying with any exemption from registration under the Securities Acts if such Member should at a later date wish to dispose of such Member’s interest in the Company; and (iv) that no public market exists with respect to the interests and no representation has been made that such a public market will exist at a future date.

1.4.2 The Member hereby represents that such Member is acquiring its interest in the Company for such Member’s own account, for investment and not with a view, or for resale in connection with, any distribution thereof.  No other person or entity has any interest in or right with respect to the interest issued to the Member, nor has the Member agreed to give any person or entity any such interest or right in the future.

1.4.3 The Member hereby represents that the Member has not received any advertisement or general solicitation with respect to the sale of interests in the Company.

1.4.4 The Member represents that by reason of such Member’s business and financial experience or the business or financial experience of such Member’s financial advisors (who are not affiliated with the Company), it has the capacity to protect such Member’s own interest in connection with the acquisition of the interest in the Company.  Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company’s business, and the current activities of the Company.  Each Member believes that the interests are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the interests are consistent with such Member’s investment program.

1.4.5 Before acquiring any interest in the Company, the Member has investigated the Company and its business and the Company has made available to the Member all information necessary for the Member to make an informed decision to acquire an interest in the Company.  Without limitation of the foregoing, the Member has (i) read and understood this Agreement, and (ii) has had the opportunity to retain one or more professional advisers to evaluate the Company.  The Member considers itself to be a person or entity possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Company.

1.4.6 The Member understands the meaning and consequences of the representations, warranties and covenants made by it herein and that the Manager and the Company has relied upon such representations, warranties and covenants.  Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy or any such representation, warranty and/or covenant.  All representations, warranties and covenants contained herein and the indemnification contained in this Section 1.4.6 shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.

Section 2.            Purposes and Nature of Business.

2.1 In General.  The purposes of the Company and the business to be carried on by it, subject to the limitations contained elsewhere in this Agreement, are:
(a)	To acquire the Assets pursuant to the Contribution Agreement;
(b)	To manage, operate, finance, refinance, encumber, sell, exchange, or dispose of (in whole or in part) the Business or any of its assets; and
(c)	To carry on any other activities necessary to, in connection with or incidental to the accomplishment of the foregoing purposes of the Company, as determined by the Manager.

Section 3.            Term.

The Company shall commence on the Effective Date and shall continue in perpetuity, unless terminated earlier in accordance with the dissolution and termination provisions of this Agreement, or by law.

Section 4.            Capital Contributions and Accounts.

4.1 Initial Capital Contributions the Members.

4.1.1 PICO.  PICO shall contribute to the Company a cash capital contribution up to the amount of Sixty Million Dollars ($60,000,000), which includes amounts previously paid for the advancement of expenses and costs; such amount shall be determined on the Contribution Date, as that term is defined in the Contribution Agreement, and is currently estimated to be Fifty Nine Million Three Hundred and Four Thousand Dollars ($59,304,000).  The capital account of PICO shall be increased by up to Sixty Million Dollars ($60,000,000) to reflect such contribution.

4.1.2 Northstar.  Pursuant to the Contribution Agreement, Northstar shall contribute the Assets.  The parties hereto agree that the fair market value of the Assets, net of any liabilities assumed by the Company pursuant to the Contribution Agreement and this Section 4.1.2, is Eight Million Four Hundred Forty Six Thousand Dollars ($8,446,000) and the
capital account of Northstar shall be increased by Eight Million Four Hundred Forty Six Thousand Dollars ($8,446,000) to reflect such contribution.

4.1.3 Conditions to Contributions.  The obligations of PICO and Northstar set forth in Section 4.1.1 and Section 4.1.2, respectively, are conditioned upon the execution of a loan agreement, promissory note and related documentation which provides a senior debt facility to the Company in an amount not less than One Hundred Million ($100,000,000), which will have occurred on or before March 31, 2011, unless the parties mutually agree to terminate the Contribution Agreement prior to such date.  Furthermore, the obligation of PICO set forth in Section 4.1.1 is conditioned upon Northstar delivering a Confidentiality and Non-compete Agreement, in the form as set forth in Appendix A of the Operating Agreement, executed by each member of the Northstar Board of Governors.

4.2 Subsequent Capital Contributions.  No Member shall be required to make any additional Capital Contributions to the Company.  The Members may make additional Capital Contributions in cash or in property, from time to time, as they unanimously agree, provided that, in the event that the Company pursues a new project in the oilseed industry, the Members shall be offered the opportunity to participate.

4.3 Capital Accounts of Members.  An individual capital account shall be determined and maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv), which provides that a Member’s capital account shall be increased by (i) the amount of cash contributed to the Company by such Member, (ii) the Fair Market Value of Property contributed by such Member to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to under Code Section 752), and (iii) any Company Net Income or Gain (or item thereof) allocated to such Member (including income and gain exempt from tax).  A Member’s capital account shall be decreased by (i) the amount of cash distributed by the Company to such Member, (ii) the Fair Market Value of Property distributed to such Member by the Company (net of liabilities secured by such distributed Property that such Member is considered to assume or take subject to under Code Section 752), (iii) such Member’s allocable share of Company expenditures described in Code Section 705(a)(2)(B), and (iv) any Company Net Loss (or item thereof) allocated to such Member.  The Members’ capital accounts shall also be adjusted to reflect upward or downward basis adjustments, as the case may be, described in Code Section 48(q) in the manner set forth in Regulations Section 1.704-1(b)(2)(iv)(j).  Such Net Income, Gain, and Net Loss shall be determined in accordance with the federal income tax return filed by the Company, the allocations provided for in Section 6 of this Agreement, and by reference to the definitions contained in Section 17, provided that, in any circumstances in which Property is reflected on the books of the Company (as maintained in accordance with Regulations Section 1.704-1(b)(2)(iv)) at a book value that differs from the adjusted tax basis of such Property, Net Income, Gain, and Net Loss (or item thereof) shall be determined by reference to the book value of such Property.  Such allocation of book items shall be made in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).  In the event a Member transfers all or any portion of his Company interest, the transferee shall succeed to the individual capital contributions, capital account and capital account balance of the transferor to the extent such individual capital contributions, capital account and capital account balance relate to the transferred interest.  Neither contributions to the capital of the Company nor the Members’ capital account balances shall bear interest.

4.4 Withdrawal of Capital.  Without the consent of the Manager, or as otherwise provided for in this Agreement, no Member shall have any right to withdraw or make a demand for withdrawal or return of any capital.

4.5 Interest on Capital Accounts.  No interest shall be paid on any capital contributions.

4.6 Deficit Capital Accounts.  No Member shall have any obligation to restore a deficit capital account balance.

4.7 Optional Adjustments to Capital Accounts.  Upon (i) a contribution of cash or property (which shall be valued at its Fair Market Value) to the Company by a new or existing Member for a Company interest, or (ii) a distribution by the Company to a retiring or continuing Member for a Company interest, the Company may, in the discretion of the Manager, increase or decrease the capital accounts of the Members to reflect a revaluation of Company Property on the books of the Company, in accordance with the provisions of Regulations Section 1.704-(b)(2)(iv)(f).  If the Manager intends to raise additional capital, it shall first provide the existing Members the opportunity to contribute capital in an amount necessary to maintain the Members’ proportionate ownership interest in the Company.

4.8 Loans.  The Manager may determine that additional working capital is needed by the Company and may invite the Members to loan money to the Company in proportion to their Percentage Interests (“Member Loans”).  It is not mandatory that a Member loan any sum of money to the Company and if one or more of the Members do not make a loan, the shortfall may be picked up by the other Members wishing to do so.  There will be no adjustment of ownership as result of making or not making a loan to the Company.  A loan shall be evidenced by a promissory note from the Company to the lending Member and shall bear interest at the rate deemed appropriate by the Manager and the lending Member.

Section 5.            Distributions.

5.1 Distributions of Cash Available for Distribution and Cash From Refinancing, Sale or Other Disposition.  Cash Available for Distribution, Cash From Refinancing and Cash From Sale or Other Disposition as defined in Section 17, when distributed from time-to-time, shall be distributed to the Members, as follows:

5.1.1 First, to the payment of debts and liabilities of the Company then due, including any Member loan pursuant to Section 4.8 and any Taxes or related fees and penalties.

5.1.2 Thereafter, to PICO and Northstar, in accordance with their Percentage Interests.

5.2 Distribution Upon Termination of the Company.  Upon the final termination of the Company, the Manager shall take account of all of the Company’s assets and liabilities.  The assets may be liquidated as promptly as is consistent with obtaining a reasonable value therefor, and the proceeds therefrom together with assets distributed in kind, to the extent thereof, shall be applied and distributed in the following order:
5.2.1 To the payment of debts and liabilities of the Company which are then due (other than any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation.

5.2.2 To the setting up of any reserves which the Manager may deem reasonably necessary for any contingent or unforeseen liabilities or obligations or debts or liabilities not yet payable by the Company which have arisen out of or in connection with the Company.  Such reserves may be held for disbursement by the Manager or delivered to an independent escrow holder, designated by the Manager, to be held by such escrow holder for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, debts or liabilities, and, at the expiration of such period as the Manager shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

5.2.3 To the repayment of any unpaid loans or advances which are then due and which have been made by any of the Members to the Company, including any accrued but unpaid interest thereon, in proportion to the loan amounts, up to the full amounts thereof, and then any other loans or advances, including any accrued but unpaid interest thereon, in proportion to the loan amounts, up to the full amounts thereof.

5.2.4 To the Members, in proportion to their positive capital account balances as of the date of such distribution, after giving effect to all capital account adjustments for all periods, including the Company taxable year during which such distribution occurs (other than those made pursuant to this Section 5.2.4), in an amount equal to the sum of the Members’ capital accounts.  The distribution described in this Section 5.2.4 shall occur by the end of the taxable year of Company dissolution, or, if later, within ninety (90) days after the date of such dissolution.

5.3 Valuation and Distribution of Non-Cash Distributions.  To the extent that non-cash assets shall be distributed in kind pursuant to this Section 5.3, the Fair Market Value of such assets shall first be determined, pursuant to Section 16.14, and the distribution of such assets shall be made in accordance with such valuation after first allocating to the capital accounts of the Members the amount of Gain or Net Loss which would have been allocated to said capital accounts if the non-cash asset had been sold at such Fair Market Value rather than distributed in kind.  Any non-cash assets (including, but not limited to, promissory notes) received by the Company in connection with a sale or other disposition may be distributed in kind to the Members or to a collection account with the proceeds to be distributed in accordance with the terms of this Section 5.3 as received.  Any such distribution of non-cash assets shall be at the discretion of the Manager.  The Manager in its absolute discretion may determine the relative proportions of cash and non-cash assets distributed to each Member.  Any non-cash assets distributed shall be subject to any then existing agreements or restrictions relating thereto.

5.4 Discretion in Making Distributions.  The Company shall distribute, subject to the discretion of the Manager, cash and/or assets in kind from time-to-time, without regard to whether or not funds represent income for the purpose of determining tax liability, or net profit for the purpose of Company accounting.  Such distributions shall be made in the discretion of the Manager in accordance with good and sound business practices.

5.5 Limitation on Other Distributions.  No distribution shall be made unless such distribution is permitted under the Act.  No Member shall be entitled to receive distributions other than as specifically provided by this Agreement.  Further, no distribution shall be made unless such distribution is permitted under the Act.

5.6 Tax Liability Distributions.  Irrespective of whether a Member is entitled to a distribution pursuant to Section 5.1 above, distributions shall be made to the Members by January 15 of each year for the sole purpose of enabling each Member to pay its income tax liability resulting from Net Income allocated to such Member from the Company for the preceding calendar year (“Tax Distributions”).  Tax Distributions shall be made in proportion to, and to the extent of, each Member’s “Net Tax Liability.”  “Net Tax Liability” for each Member shall be computed by first multiplying such Member’s allocations of Net Income from the Company for the calendar year by the highest then applicable combined federal and state income tax rate for individuals, net of the effect of deduction of any such taxes, with such rate to be provided to the Manager by the Company's outside accountants.  No Members shall be entitled to a Tax Distribution is such Member is in material default under any of the terms and conditions of this Agreement.  All Tax Distributions to any Member shall offset the next subsequent distribution(s) to which such Member(s) may become entitled under Section 5.1.  Upon dissolution of the Company, the cumulative distributions of the Members shall be computed to ensure that, notwithstanding any Tax Distributions under this Section 5.6, such cumulative distributions have been made in accordance with Section 5.1.  In the event any Member has, as a result of this Section 5.6, received more distributions than it was entitled to receive under Section 5.1, such Member shall repay such excess to the Company prior to the liquidating distributions under Section 5.2 above.

Section 6.            Allocations Of Net Income, Net Loss And Gain. Allocations of Net Income, Net Loss and Gain of the Company shall be governed by Exhibit B.

Section 7.            Tax Elections.  Tax elections of the Company shall be governed by Exhibit B.

Section 8.            Admission Of Additional Members.  No additional Members shall be admitted to the Company without the prior written consent of the Manager.

Section 9.            Management.

9.1 In General.  All decisions with respect to the business and affairs of the Company shall be made by the Manager.  The Manager shall manage the business and affairs of the Company and the Business in good faith and in the reasonable exercise of business judgment.  PICO Northstar Management LLC shall be the Manager of the Company and shall serve as the Manager of the Company until it resigns, dissolves or undergoes a Bankruptcy.

9.2 Resignation of Manager.  Any Manager may resign as a Manager at any time upon written Notice to the Company, without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.  If such Manager is also a Member of the Company, such resignation shall not affect the Manager’s rights as a Member.

9.3 Specific Authority.  In addition to the powers given by law, the Manager is hereby authorized without further consent or approval of the Members:

9.3.1 To cause the Company to manage and operate the Business;

9.3.2 To hold, manage, operate, finance, refinance, encumber, sell, exchange, make charitable gifts of, or otherwise dispose of (in whole or in part) any of the Assets, or any other property of the Company, on behalf of the Company;

9.3.3 To borrow money and incur indebtedness from third parties (whether affiliated or unaffiliated with the Manager) for the purposes of the Company, and to cause to be executed and delivered therefore in the Company name promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidence of debt and securities thereof;

9.3.4 To negotiate, enter into and execute contracts of every nature with respect to or on behalf of the Company;

9.3.5 To appoint such officers of the Company as the Manager, in its discretion, deems appropriate and to remove any such officers;

9.3.6 To employ at the expense of the Company such agents, employees, managers, accountants, attorneys, consultants, and other persons necessary or appropriate to carry out the business and affairs of the Company, whether or not any such persons so employed are Affiliates of the Manager, and to pay such compensation to such persons as is competitive with the compensation paid to unaffiliated persons in the area for similar services;

9.3.7 To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or settle, upon such terms as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including tax audits, either in favor of or against the Company;

9.3.8 To pay any and all reasonable fees and make any and all reasonable expenditures that it, in its sole discretion, deems necessary or appropriate in connection with the organization of the Company, the management of the affairs of the Company, and the carrying out of its obligations and responsibilities under this Agreement;

9.3.9 Pursuant to and subject to the terms of Section 12, to admit an assignee of a Membership Interest as a Substituted Member;

9.3.10 To admit additional Members;

9.3.11 To establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions, or money market funds, in such amounts as the Manager may deem necessary;

9.3.12 To purchase and maintain, at Company expense, liability and other insurance to protect the Manager and the Company’s assets from third party claims; provided that, in its judgment, such insurance is appropriate, available and reasonably priced;

9.3.13 To cause to be paid any and all taxes, charges, and assessments that may be levied, assessed, or imposed upon any of the assets of the Company, unless the same are contested by the Manager;

9.3.14 To determine the amount and timing of distributions to the Members in accordance with Section 5 hereof and to elect to forego distributions and to invest or reinvest Company assets in the furtherance of the purposes of the Company;

9.3.15 To cause the Company to borrow money from and loan money to the Members, or borrow monies from third parties for and on behalf of the Company upon such terms and conditions as the Manager may deem advisable and proper; and

9.3.16 To make, execute, assign, acknowledge, file, and deliver any and all documents or instruments and amendments thereto, and to take any and all other actions, that the Manager may deem appropriate to carry out the purposes and business of the Company as set forth herein, on such terms and conditions as it deems proper.

9.4 Time Devoted to Business.  The Manager shall devote such time to the business affairs of the Company as the Manager shall deem to be reasonably required for its welfare and success.

9.5 Power to Employ and Contract With Affiliated Entities.  The Manager shall have the right to employ or contract with a Member or entities in which any Member has an interest without the prior consent of the Members.

9.6 Company Expenses.

9.6.1 Reimbursable Expenses.  All Company expenses shall be billed directly to and paid by the Company.  The Manager may be reimbursed for the following Company expenses:

(a) The actual cost to the Manager and its Affiliates of goods and materials used for or by the Company and obtained from unaffiliated parties; and

(b) Expenses incurred in connection with rendering administrative services necessary to the prudent operation of the Company, provided that such reimbursement is at the lower of (i) the actual cost to the Manager providing such services, or (ii) the amount the Company would be required to pay to independent parties for comparable administrative services in the same geographical location.

9.6.2 Non-Reimbursable Expenses.  The Manager shall not be reimbursed by the Company for expenses which are unrelated to the business of the Company.

9.7 Competing Ventures.  Any of the Members or the Manager may freely engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership of assets of the same type and nature as the assets of the Company, and neither the Company nor any of the Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.  The Members acknowledge that Northstar is obligated to deliver to the Company the Confidentiality and Non-compete Agreements executed by each member of the Northstar Board of Governors pursuant to Section 4.1.3 of this Agreement; nothing in this Section 9.7 is intended to mitigate the obligations of the members of Northstar pursuant to such Confidentiality and Non-compete Agreements.

9.8 Officers.  The Company may, in the discretion of the Manager, have officers, but is not required to do so.  Any number of offices may be held by the same person.  An officer need not be a Member.  Each officer appointed shall have the duties as prescribed from time-to-time by the Manager.  The officers of the Company shall be chosen by the Manager, in its discretion, and each shall hold his office until he or she shall resign or shall be removed by the Manager, in its discretion.  The initial officers of the Company shall be:
Name	Position
John R. Hart	Chief Executive Officer
Maxim C. W. Webb	Chief Financial Officer and Treasurer
Neil C. Juhnke	Chief Operating Officer and President
James F. Mosier	Secretary

Section 10.            Liability And Indemnification.  The Manager shall not be liable, responsible or accountable, in damages or otherwise, to the Members or to the Company for any act or omission performed or omitted by the Manager in good faith on behalf of the Company, and in a manner reasonably believed by such Manager to be within the scope of the authority conferred upon such Manager by this Agreement and in the best interests of the Company.  The Company shall indemnify and hold harmless the Manager and its principals, employees and agents, from and against any claim, loss, liability or damage (including attorneys’ fees incurred by any of them in connection with the defense of any action based on any such alleged act or omission, which attorneys’ fees may be paid, as incurred, from Company funds) incurred by reason of an act performed, or omitted to be performed, by any of them in good faith on behalf of the Company and in a manner reasonably believed by the Manager to be within the scope of the authority conferred upon the Manager by this Agreement and in the best interests of the Company, provided that such indemnification is not prohibited by law or the act or omission does not amount to gross negligence or willful misconduct.  All judgments against the Company or the Manager, whereby the Manager is entitled to indemnification as herein provided, shall first be satisfied from Company assets.  The Manager shall specifically be indemnified and held harmless from any and all actions taken in good faith and in reasonable reliance on advice of the Company’s attorney(s) or accountant(s), and any costs relating to litigation incident to obligations secured by the assets of the Company or to any tax authorities shall be borne by the Company.

Section 11.            Voting Rights; Meetings.

11.1 Voting.  The Members shall have the right, by a Majority vote of the Members, to approve or disapprove (but may not initiate) only the following matters affecting the basic structure of the Company, and no other rights except as specifically set forth elsewhere in this Agreement or required by law:

(a) Appointment of a new Manager;

(b) Termination and dissolution of the Company prior to the expiration of its term, with the consent of the Manager; and

(c) Amendment of this Agreement, with the consent of the Manager (as provided for in Section 13).

(d) Notwithstanding the provisions in this Agreement to the contrary, no amendment or modification of this Agreement that would result in a disproportionate impact or affect on the financial rights or voting rights of one (1) Member visa vie the financial or voting rights of the other Member shall be binding unless the Member, whose interest is disproportionately affected, consents in writing to the same.

11.2 Member Meetings.  The Members shall meet on an approximately annual basis.  In addition, any Member may call a meeting of the Members.  The Manager shall provide the Members with a Notice specifying the date, time and place of such meeting.  All Members, represented in person or via telephone, shall constitute a quorum at any meeting of Members.  In the event that any Member is not in attendance within one (1) hour following the time for which the meeting was called, the meeting shall be adjourned to the day that is five (5) Business Days following the day on which the meeting was to be held.  The adjourned meeting (the “First Adjourned Meeting”) shall be held at the time on such day and place at which the meeting was to be held and shall have the same agenda as the original meeting.  In the event that any Member is not in attendance within one (1) hour following the time for which the First Adjourned Meeting was to be held, the meeting shall be adjourned to the day that is five (5) Business Days following the day on which the First Adjourned Meeting was to be held.  Such adjourned meeting (the “Second Adjourned Meeting”) shall be held at the time on such day and at the place at which the First Adjourned Meeting was to be held and shall have the same agenda as the original meeting.  Each Member shall be notified by facsimile Notice at its business address of the date, time and place of each adjourned meeting.

Section 12.            Additional Members; Transfer Of Interests Of Members.

12.1 Additional Members.  No Members shall be admitted to the Company without the prior written consent of the Manager, which consent may be granted or withheld in the absolute discretion of the Manager.

12.2 Assignment by Members.

12.2.1 Unauthorized Assignments Void.  The Membership Interest of a Member may be assigned only as permitted by the provisions of this Section 12 and, except as so permitted, no Member shall assign, sell, dispose of, pledge, give or otherwise transfer (hereinafter referred to collectively as “assign”) such Member’s Membership Interest or any part thereof or any interest therein or rights thereof, whether voluntarily, by operation of law, at judicial sale or otherwise, to any person or entity.  Any attempted assignment prohibited by the provisions of this Section 12 shall be null and void and of no force or effect.

12.2.2 Assignment with Consent.  No Member shall assign, whether through a lifetime transfer or on death, all or any portion of such Member’s Membership Interest to any Person without the prior written consent of the Manager.

12.2.3 Right of First Refusal.  In the event a transfer of all or a portion of a Membership Interest, other than as authorized under Section 12.2.2, is attempted by sale, exchange, gift, bequest, devise, divorce, marital settlement, court proceeding, Bankruptcy, operation of law or otherwise, the Company may, in the discretion of the Manager, purchase such interest at the price determined under Section 12.2.4.  Such purchase price shall be paid in two (2) equal installments, with the first installment to be paid concurrently with the purchase of the Membership Interest and the second installment to be paid twelve (12) months thereafter.

12.2.4 Valuation.  In order to determine the amount to be paid for Membership Interest under Section 12.2.3, the fair market value of the Company’s assets shall be determined in accordance with Section 16.14.  The Company’s accountant shall then determine the transferor Member’s capital account balance which would exist if the Company’s assets were sold in a taxable disposition for a price equal to such fair market value.  The purchase price shall be the capital account balance so determined.

12.3 Substituted Member.  No Assignee of any Member’s interest shall be entitled to become a Substituted Member unless the Manager shall, in its absolute discretion, consent thereto in writing, and unless the Assignee shall consent in writing, in a form satisfactory to the Manager, to be bound by the terms of this Agreement in the place and stead of the assigning Member.  Unless and until an Assignee has become a Substituted Member, such Assignee shall be deemed to be an Assignee only of the right to share in the distributions and allocations of the Company, and shall have no other rights (including, without limitation, voting rights) hereunder.

12.4 Payment of Expenses.  Neither the Company, nor any Member, shall be bound by an otherwise valid assignment, and no Assignee of any Member’s Membership Interest shall be entitled to become a Substituted Member, unless the Company is reimbursed for all reasonable expenses, including legal fees, associated with such assignment and substitution.

12.5 Substitution Instrument.  Subject to full compliance with the terms and provisions of this Agreement, any instrument reflecting the assignment of the Company interest of a Member and the admission of the transferee as a Substituted Member of the Company need only be executed and acknowledged by a Manager, the transferor and the transferee.

12.6 No Dissolution Upon Assignment.  An assignment of a Membership Interest by a Member shall neither dissolve nor terminate the Company.

12.7 Withdrawal of Member; Bankruptcy.  No Member shall be entitled to withdraw or retire from the Company nor to demand the right to the return of capital until dissolution of the Company; provided, however, a Member shall cease to be a Member upon the Bankruptcy of the Member.  Upon Bankruptcy, such Member shall be an Assignee only unless its Membership Interest is purchased under Section 12.2.3.

12.8 Tag Along Rights.

12.8.1 PICO hereby agrees not to sell for value 51% or more of its Membership Interest without permitting Northstar to participate as a seller in such transaction (the “Tag Along Rights”) such that Northstar shall be entitled to sell, on the same terms as PICO, the Membership Interest equal to the total Membership Interest which the purchaser is willing to acquire in such transaction multiplied by a fraction, the numerator of which is the Membership Interest owned by Northstar desiring to sell in such transaction and the denominator of which is the total Membership Interest held by all Members desiring to sell in such transaction.

12.8.2 Before accomplishing or entering into a binding contract for any sale for value of any Membership Interest that would be covered by the Tag Along Rights, PICO agrees to give Northstar written notice (the “Tag Along Notice”) of any such proposed sale (the “Sale Proposal”) within ten (10) days of PICO’s receipt of the Sale Proposal.  Northstar agrees to notify PICO in writing within 10 day as to whether or not the Tag Along Member wishes to exercise Tag Along Rights and participate in the proposed transfer.  Failure by Northstar to respond within such period shall be deemed to be a declination of Northstar’s Tag Along Rights with respect to such proposed transfer.  Upon declination by Northstar of Tag Along Rights for any proposed transfer, PICO may sell the Membership Interest covered by the Tag Along Notice; provided, however, that (i) such Sale Proposal is consummated within 120 days of the Tag Along Notice is given pursuant to this Section 12.8.2 and (ii) the terms of the actual transaction are in all material respects as set forth in the Tag Along Notice.  Failure to meet either of the foregoing conditions shall again subject the Membership Interest to the Tag Along Rights, whereupon PICO shall be required to give Northstar a new written notice with respect to the proposed transfer, and Northstar shall again have the right to exercise Tag Along Rights in respect of such proposed transfer.

Section 13.            Amendment And Power Of Attorney.

13.1 Amendment by Members.  This Agreement may be amended, modified and changed with the vote of a Majority of the Members and the written consent of the Manager, subject to Section 11.1.

13.2 Amendment by Manager.  Subject to Section 13.1, this Agreement may be amended from time-to-time by the Manager without the consent of any of the other Members (i) to add to the representations, duties or obligations of the Manager or surrender any right or power granted to the Manager herein; (ii) to cure any ambiguity, or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members hereto; (iii) to delete or add any provision of this Agreement lawfully required to be so deleted or added by any governmental commission or agency, provided such addition or deletion is deemed by such commission or agency to be for the benefit or protection of the Members; or (iv) to provide the necessary information regarding any new Manager or any Substituted or Additional Members.

13.3 Power of Attorney.

13.3.1 Each Member, by its execution hereof, jointly and severally, makes, constitutes and appoints the Manager, or any person which becomes a successor to the Manager, as its true and lawful agent and attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge, swear to, record and file, on its behalf (i) the original Certificate of Formation and all amendments thereto required or permitted by law or the provisions of this Agreement; (ii) all certificates and other instruments deemed advisable by the Manager to permit the Company to become or to continue as a Membership or Company wherein the Members have limited liability in any jurisdiction where the Company may be doing business; (iii) all instruments that effect a change or modification of the Company in accordance with this Agreement, including without limitation the substitution of Assignees as Substituted Members pursuant to Section 12; (iv) all conveyances and other instruments deemed advisable by the Manager to effect the dissolution and termination of the Company; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; and (vi) all other instruments which may be required or permitted by law to be filed on behalf of the Company.

13.3.2 The foregoing power of attorney:

(a) is coupled with an interest and shall be irrevocable and survive the death or incapacity of each Member;
(b) may be exercised either by signing separately as attorney-in-fact for each Member or, after listing all of the Members executing an instrument, by a single signature of the person acting as attorney-in-fact for all of them; and

(c) shall survive the delivery of an assignment by a Member of the whole or any portion of its interest; except that, where the Assignee of the whole of such Member’s interest has been approved by the Manager for admission to the Company as a Substituted Member, the power-of-attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument necessary to effect such substitution.

13.4 Additional Instruments.  Each Member shall execute and deliver to the Manager within five (5) days after receipt of the Manager’s request therefor such further designations, powers of attorney and other instruments as the Manager deems necessary to effectuate the purposes of this Section 13.

Section 14.            Records, Reports And Bank Accounts.

14.1 Records.  The Company shall maintain the following records at its principal executive office:

(a) A current list of the full name and last known business or residence address of each Member and Manager set forth in alphabetical order together with the capital contributions and Percentage Interest of each Member.

(b) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any such amendment has been executed.

(c) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years.

(d) Copies of the original Limited Liability Company Agreement and all amendments thereto.

(e) The Company’s books and records for at least the current and past three (3) fiscal years.

14.1.2 Upon the request of any Member, the Manager shall promptly deliver to the Member, at the expense of the Company, a copy of any of the information required to be maintained by the Company under subdivisions (a), (b), (c) or (d) of Section 14.1 of this Agreement.

14.1.3 Any Member shall have the right upon reasonable request:

(a) To inspect and copy any of the records required to be maintained by the Company under Section 14.1 of this Agreement.

(b) To obtain from the Manager, promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns for each year.

14.2 Amendments.  The Manager shall promptly furnish to any other Member a copy of any amendment to the Agreement executed by the Manager pursuant to a power of attorney from the other Member.

14.3 Tax Information.  The Manager shall send to each of the Members within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company’s federal, state, and local income tax or information returns for the year.

Section 15.            Dissolution And Termination Of The Company.

Except as otherwise provided in this Agreement, no Member shall have the right to cause dissolution of the Company before the expiration of its term.

15.1 Events of Dissolution.  The Company shall be dissolved upon the first to occur of the following events:

15.1.1 The sale of all or substantially all of the assets of the Company;

15.1.2 The election by the Majority vote of Members, with the consent of the Manager; or

15.1.3 The entry of a decree of judicial dissolution under the Act.

15.2 Procedure on Death, Bankruptcy, Dissolution or Incompetency of a Member.  In the event any Member shall die, suffer Bankruptcy (as defined in Section 17), be dissolved or become incompetent with the result that such Member cannot continue to exercise dominion over its Membership Interest, the Company shall not be dissolved.  In any such event, the personal representative, executor, administrator, trustee, guardian, conservator or other successor in interest of the Member who has been affected by such event, shall be treated as an Assignee of the Company interest of said affected Member, and upon the winding up and closing of an estate for which the successor has been acting, it may transfer and assign the Member’s Membership Interest, subject to Section 12 hereof, to the person or persons entitled thereto, who shall likewise be deemed Assignee(s) of said Membership Interest as to the Membership Interest or undivided portions thereof distributed to such Assignee(s), unless and until admitted as a Substituted Member or Members as provided in this Agreement.

15.3 Liquidation.  Upon dissolution of the Company, the Members shall promptly liquidate and wind up the Company in an orderly fashion and distribute the net proceeds of liquidation on dissolution and termination pursuant to Section 5.2 hereof.  A Member may be the liquidator by Majority vote of Members.  In selling the Company’s assets, the liquidator shall take all reasonable steps to locate potential purchasers in order to accomplish the sale at the highest attainable price.  Nothing herein shall prevent any Member(s) from, directly or indirectly, purchasing the Company’s assets from the liquidator, provided that the offer of such Member(s) is equal to or higher than the highest attainable price from a person who is not an Affiliate of the Company.  The expenses of the liquidator shall be deemed expenses of the Company.

15.4 Time for Liquidation.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.

15.5 No Liability for Return of Capital.  No Member shall be personally liable for the return of all or any part of the contribution of any other Member to the Company.  Any such return shall be made solely from the Company assets.

Section 16.            General Provisions.

16.1 Survival of Rights.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors and assigns, subject to the restrictions in Section 12.2.

16.2 Construction.  The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against any of the Members hereto.

16.3 Section Headings.  The captions of the sections of this Agreement are for convenience only.

16.4 Agreement in Counterparts.  This Agreement, or any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one (1) Agreement by each of the Members, notwithstanding that all of the Members are not signatories to the original or the same counterpart, to be effective as of the day and year first above written.

16.5 Governing Law.  This Agreement shall be construed according to the laws of the State of Delaware.

16.6 Time.  Time is of the essence with respect to this Agreement.

16.7 Additional Documents.  Each Member shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement, including, but not limited to, providing acknowledgment before a Notary Public of any signature heretofore or hereafter made by a Member.

16.8 Validity.  Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder hereof.

16.9 Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

16.10 Descriptions.  Anything referred to in this Agreement is expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.

16.11 Attorneys’ Fees.  In the event of any litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorney’s fees, and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein.  The “prevailing party” means the party determined by the court to have most nearly prevailed (even if such party did not prevail in all matters), not necessarily the one in whose favor a judgment is rendered.  Further, in the event of any default by a party under this Agreement, such defaulting party shall pay all the expenses and attorneys’ fees incurred by the other party in connection with such default, whether or not any litigation is commenced.

16.12 Partition.  The Members agree that the assets of the Company are not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all rights that he or she may have, currently or in the future, to maintain any action for partition of any of the assets of the Company.

16.13 Representative Capacity; Trusts.  During any period that any Membership Interest is held as assets of a living trust revocable by the trustees of such trust, such Membership Interest shall be treated as owned by the deemed owner of such trust for income tax purposes, and any acts of the trustee of said revocable living trust shall be deemed the acts of the deemed owner of such trust for income tax purposes.  The death of the deemed owner of a trust holding a Membership Interest shall be the death of a Member for the purposes of Section 15, and the trustee of such a trust shall be the successor for the purposes of Section 15.

16.14 Valuation of Non-Cash Assets.  For purposes of this Agreement, the procedure for valuing any non-cash assets shall, unless otherwise provided herein, be as follows:

16.14.1 Assets Other Than Marketable Securities.  If the Members cannot otherwise agree on the value of an asset, the Manager shall select a qualified appraiser who has customarily been engaged in appraising assets similar to the asset in question for a period of not less than five (5) years.  Such valuation shall include a ten percent (10%) discount for costs of sale.  The valuation of the appraiser so selected shall be binding on all Members.

16.14.2 Marketable Securities.  Any securities held by the Company which are traded on an established market shall be valued according to the market price.

Section 17.            Definitions.

Capitalized terms used herein and not otherwise defined shall have the following indicated meanings:

17.1 “Act” means the Delaware Limited Liability Company Act, Section 18-101, et seq., of Title 6, Chapter 18 of the Delaware Laws, as amended from time-to-time.

17.2 “Affiliate” means (i) any entity directly or indirectly controlling, controlled by or under common control with another entity, (ii) any person or entity owning or controlling ten percent (10%) or more of the outstanding voting interests of an entity, or (iii) any officer, director or Member of an entity.

17.3 “Agreement” means this Limited Liability Company Agreement.

17.4 “Assignee” means a person who has acquired all or part of the Units of a Member but has not been admitted as a Substituted Member.  An “Assignee” shall be entitled to the distributions and allocations accompanying the Company interest, but shall not be have any voting rights or entitled to any other rights of a Member hereunder.

17.5 “Assets” shall mean those assets acquired by the Company pursuant to the Contribution Agreement.

17.6 “Bankruptcy” with respect to any Member shall be deemed to have occurred when the Member:

(a) Makes an assignment for the benefit of creditors;

(b) Files a voluntary petition in bankruptcy;

(c) Is adjudged a bankrupt or insolvent, or has entered against the Member an order for relief, in any bankruptcy or insolvency proceeding;

(d) Files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature;

(f) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member’s properties; or

(g) 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member’s properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

17.7 “Business” shall have the meaning set forth in the Contribution Agreement.

17.8 “Business Days” means any day other than Saturday, Sunday or any legal holiday observed in the state of formation of the Company.

17.9 “Cash Available for Distribution” means Cash Flow less amounts set aside for restoration or creation of reserves determined by the Manager, in its sole and absolute discretion, to be necessary and desirable, including but not limited to reserves for debt service for a reasonable period of time, taxes, insurance, increases in working capital and contingencies.

17.10 “Cash Flow” means cash funds provided from operations of the Company, without deduction for depreciation or amortization expenses, but after deducting funds used to pay all other expenses, debt payments, capital improvements and replacements.

17.11 “Cash From Refinancing” means the gross proceeds received by the Company upon the refinancing of the Company assets (less all costs of such refinancing, including the payment of all obligations refinanced in connection therewith), less amounts set aside for restoration or creation of reserves determined by the Manager, in its sole and absolute discretion, to be necessary and desirable, including but not limited to, reserves for debt service for a reasonable period of time, taxes, insurance, increases in working capital and contingencies.  This term shall not include Cash Flow.

17.12 “Cash From Sale or Other Disposition” means the net proceeds received by the Company upon the sale or other disposition of less than all or substantially all of the Company assets, less amounts set aside for restoration or creation of reserves determined by the Manager, in its sole and absolute discretion, to be necessary and desirable, including but not limited to, reserves for debt service for a reasonable period of time, taxes, insurance, increases in working capital and contingencies.  This term shall not include Cash Flow.

17.13 “Code” means the Internal Revenue Code of 1986, as amended.

17.14 “Company” refers to the limited liability company created under this Agreement.

17.15 “Contribution Agreement” shall have the meaning set forth in the Recitals to this Agreement.

17.16 “Default Interest Rate” means the lesser of: (i) the maximum rate allowed by law, or (ii) the Reference Rate plus five percent (5%) per annum.  The Default Interest Rate shall change from time-to-time with changes in the Reference Rate.

17.17  “Fair Market Value” shall mean that term as defined in Regulations Section 1.704-1(b)(2)(iv)(h).

17.18 “Majority” shall mean the vote of the Members holding more than 50% of the Percentage Interests all Members then having the right to vote.

17.19 “Manager” shall have the meaning set forth in Section 9.1.

17.20 “Member” means each Person designated on and executing the signature page of this Agreement as a Member.

17.21 “Members” refers collectively to the Manager and to the Members, and reference to a “Member” means any one of the Members.

17.22 “Membership Interest” refers to the economic and voting interests of a Member in the Company, as described in this Agreement.

17.23 “Net Income,” “Net Loss,” and “Gain” mean, respectively, the following amounts as designated on the Company’s informational tax return filed for federal income tax purposes, as determined by the tax attorney(s) or accountant(s) employed by the Company:  (i) ordinary income, (ii) ordinary loss, plus net long-term capital loss, net short-term capital loss, and Section 1231 loss; and (iii) net long-term capital gain, net short-term capital gain, and other net gain under Section 1231.  In the event that property is reflected on the books of the Company (as maintained in accordance with Regulations Section 1.704-1(b)(2)(iv)) at a book value that differs from the adjusted tax basis of such Property, Net Income, Gain and Net Loss (or item thereof) shall be determined by reference to the book value of such Property.  Such allocation of book values shall be made in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

17.24 “Notice” means any notice or other communication which satisfies the following requirements:

(a) The Notice must be in writing.

(b) The Notice must be delivered personally, by prepaid first class mail, via facsimile or by telegraph to the last known address furnished by the addressee.

(c) In the case of any Member, said address shall be as reflected in this Agreement unless the Member has given the Company Notice of a different address.  If any Notice addressed to a Member at the address of a Member appearing on the books of the Company is returned to the Company by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the Notice to the Member at that address, all future Notices shall be deemed to have been duly given without further mailing if they are available for the Member at the principal executive office of the Company for a period of one year from the date of the giving of the Notice to all other Members.

(d) In the case of the Company, said address shall be the principal place of business of the Company.

(e) The Notice shall be deemed given upon the earlier of personal delivery, date of mailing, date of faxing or date of telegraphing, as the case may be.

The Notice shall contain such information as is specifically required by the provision of this Agreement under which such Notice is given.

17.25 “Percentage Interest” shall be the percentage for each Member set forth on the signature pages hereof.

17.26 “Persons” means any individual, Company, corporation, trust, limited liability Company or other entity.

17.27  “Regulations” means U.S. Treasury Regulations.

17.28 “Reference Rate” means the reference rate of Bank of America NT&SA in effect from time-to-time during the period in question.  The Reference Rate shall change with changes in the reference rate of Bank of America.

17.29 “Substituted Member” means an Assignee who has obtained the written consent of the Manager pursuant to Section 12.3 hereof to become a Member.  A “Substituted Member” shall have all the distribution, allocation, voting and other rights and obligations of a Member hereunder.

IN WITNESS WHEREOF, the Members have executed this Agreement effective as of the date first above written.

Member	Percentage Interest
PICO Northstar Management LLC a Delaware limited liability company /s/ John R. Hart By: John R. Hart Its: Chief Executive Officer and President	87.53%
Northstar Agri Industries, LLC a Delaware limited liability company /s/ Neil C. Juhnke By: Neil C. Juhnke Its: President	12.47%

[SIGNATURE PAGE FOR PICO NORTHSTAR LLC OPERATING AGREEMENT]

EXHIBIT A

Contribution Agreement

EXHIBIT B

Tax Allocations and Elections

(Note: Capitalized terms not otherwise defined in this Exhibit A shall have the meaning set forth in the Agreement.)

1.1 Allocations.  Net Income, Gain and Net Loss of the Company shall be allocated to the Members as provided below:

(a) In General.  Except as otherwise provided in this Section 1.1, Net Income, Gain and Net Loss of the Company for any relevant period shall be allocated to the Members to cause, to the extent possible, their “Modified Capital Account” balances to equal their respective “Target Balances.”  The term “Modified Capital Account” shall mean, for each Member, such Member’s capital account balance increased by such Member’s share of “partnership minimum gain” and of “partner minimum gain” (as determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5), respectively).  The term “Target Balance” shall mean, for each Member at any point in time, either (i) a positive amount equal to the net amount, if any, the Member would be entitled to receive or (ii) a negative amount equal to the net amount the Member would be required to pay or contribute to the Company or to any third party, assuming, in each case, that (A) the Company sold all of its assets for an aggregate purchase price equal to their aggregate carrying value (assuming for this purpose only that the carrying value of any asset that secures a liability that is treated as “nonrecourse” for purposes of Regulations Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Regulations Section 1.704-2(d)(2)); (B) all liabilities of the Company were paid in accordance with their terms from the amounts specified in clause (A) of this sentence; (C) any Member that was obligated to contribute any amount to the Company pursuant to this Agreement or otherwise (including the amount a Member would be obligated to pay to any third party pursuant to the terms of any liability or pursuant to any guaranty, indemnity or similar ancillary agreement or arrangement entered into in connection with any liability of the Company) contributed such amount to the Company; (D) all liabilities of the Company that were not completely repaid pursuant to clause (B) of this sentence were paid in accordance with their terms from the amounts specified in clause (C) of this sentence; and (E) the balance, if any, of any amounts held by the Company was distributed in accordance with Section 5.1 of the Agreement.

(b) Income Tax Allocations.  For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future federal tax law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section 1.1, except as otherwise provided in Section 1.1(e) below.

(c) Minimum Gain Chargeback.  Notwithstanding any other provision in this Agreement, if there is a net decrease in Company minimum gain (as defined in Regulations Section 1.704 2(b)(2)), during any taxable year, items of Company income and gain shall be allocated in accordance with the provisions of Regulations Section 1.704 2(f).  This Section 1.1(c) is intended to comply with Regulations Section 1.704 2(e)(3).  Any special allocation of items of income or gain pursuant to this Section 1.1(c) shall be taken into account in computing subsequent allocations of Net Income or Gain pursuant to this Exhibit A, so that the net amount of any item so allocated and the Net Income, Gain and Net Loss and other items allocated to each Member pursuant to this Exhibit A, shall, to the extent possible, be equal to the net amount that would have been allocated pursuant to the provisions of this Exhibit A if such decrease in minimum gain had not occurred.

(d) Qualified Income Offset.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704 1(b)(2)(ii)(d)(4), (5) or (6), so as to cause or increase a deficit balance in such Member’s capital account (in excess of any limited dollar amount of such deficit balance that such Member is obligated or deemed obligated to restore within the meaning of Regulations Section 1.704 1(b)(2)(ii)(c) and 1.704 2(g), shall be allocated items of gross income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.  Any such allocation of items of income or gain pursuant to this Section 1.1(d) shall be taken into account in computing subsequent allocations of Net Income or Gain pursuant to this Exhibit A, so that the net amount of any item so allocated and the Net Income, Gain, Loss and Net Loss and all other items allocated to each Member pursuant to this Exhibit A shall, to the extent possible, be equal to the net amount that would have been allocated pursuant to the provisions of this Exhibit A if such unexpected adjustment, allocation or distribution had not occurred

(e) Allocations Regarding Contributed Property.  Each item of taxable income, gain, loss or deduction attributable to any property contributed to the Company (“Contributed Property”) shall be allocated first to the Member that contributed the Contributed Property to the Company (the “Property Member”) in the amount required to take into account the Property Member’s share of the difference between the carrying value of the Contributed Property and its Adjusted Basis at the time of contribution.  In making allocations pursuant to the preceding sentence, the Managing Member is authorized to apply any method or convention required or permitted by Section 704(c) of the Code and the Regulations thereunder, selected mutually by the Members.  The Company shall apply similar principles with respect to property which has an adjusted tax basis different from its carrying value due to the operation of Regulation Section 1.704-1(b)(2)(iv)(f).

(f) Interpretation of Allocations.  The Members intend (i) that the allocation provisions contained in this Exhibit A and elsewhere in this Agreement be interpreted so that the final capital account balances of the Members pursuant to Section 5.2.4 of the Agreement are equal to the liquidating distributions that would be made if such distributions were made according to Section 5.1, and (ii) that the allocation provisions contained in this Exhibit A and elsewhere in this Agreement be applied and amended by the Manager, if and to the extent necessary to produce such result even if any such application or amendment requires (A) first, special allocations of gross income and/or gross deductions for the current fiscal year (or, if necessary, any other period), and (B) second, if necessary, the amendment of prior tax returns for the Company.  This Section 1.1(f) shall control notwithstanding any reallocation of income, loss or items thereof by the Internal Revenue Service or any other taxing authority.

(g) Special Allocation of Loss.  Notwithstanding the provisions of this Section 1.1, any Net Loss of the Company shall first be allocated to PICO, until its capital account is reduced to zero (0) and then to Northstar until its capital account is reduced to zero (0); thereafter, any Net Loss shall be allocated in accordance with the provisions of Sections 1.1 (a) through (f).

1.2 Accounting With Reference to Issuance or Transfer of Company Interest.  Upon the admission of any additional Member of the Company or upon the transfer of any Company interest (as permitted herein) to an Assignee or to any person being admitted as a Substituted Member, the Net Income, Gain, and Net Loss, and each item thereof, for the year in which any such admission or transfer occurs, attributable to the new interest or the interest transferred, shall be allocated to the newly admitted Member or between the transferor and transferee (Assignee or Substituted Member) as the case may be, as follows:  all Net Income, Gain, and Net Loss, and each item thereof, which are to be allocated for the fiscal year in which the admission or transfer occurs shall be prorated as of the date upon which the admission or transfer is recognized by the Manager as having occurred, so that for the purpose of making such proration, the items for such year shall be deemed to have been earned or incurred in equal daily increments, without regard to the date such items are actually earned or incurred during the periods before and after the date upon which the admission or transfer occurs.

1.3 Fiscal Year.  The fiscal year of the Company shall be the calendar year.

1.4 Basis Adjustment.  In the case of a distribution of Company property or a transfer of a Company interest, the Manager may cause the Company to file an election under Section 754 of the Code to adjust the basis of the Company’s property.  As a result of this election, the Manager shall have the right to require, as a condition to the granting of consent to any transfer, the reimbursement of expenditures made by the Company for any legal and accounting fees incurred to make any such basis adjustment.  The Manager shall have the right, in its sole and absolute discretion, to decline to make such an election; and further, the making or failure to make any election under Section 754 of the Code in connection with any particular transfer of an interest in the Company shall not affect the right of the Manager to make, or refuse to make, such an election with respect to any subsequent transfer of an interest in the Company.

1.5 Elections.  The Company shall have the right, in the sole and absolute discretion of the Manager, to make or refuse to make any other elections or determinations required or permitted for federal or state income tax or other tax purposes.  The Manager may rely upon the advice of the Company’s accountants or tax attorneys with respect to the making of any such election.

1.6 Tax Matters Partner.  PICO is hereby designated the “Tax Matters Partner” for purposes of Sections 6221-6233 of the Code.  Under such provisions of the Code, in the event of an audit of the Company, the Tax Matters Partner (“TMP”) has, without limitation, the following powers:

1.6.1 To deal with Internal Revenue Service (“IRS”) agents;

1.6.2 To consent to an extension of the statute of limitations as to Company items for all Members;

1.6.3 To the extent permitted by Code Sections 6221-6233, to settle with the IRS on its own behalf and on behalf of each Member; and

1.6.4 To litigate, on behalf of the Company against a proposed deficiency assessment of the IRS, in either the United States Tax Court, United States District Court or the United States Claims Court.  The TMP shall have the right in its absolute discretion to make or refuse to make any election, or to take or refuse to take any action, permitted to be made or taken pursuant to the provisions of Sections 6221-6233 of the Code.  The TMP may rely upon the advice of the Company’s accountants or tax attorneys with respect to any election, action or determination relating to a Company audit and any proceedings arising therefrom.  The TMP shall be reimbursed for any expenditures reasonably made or expenses reasonably incurred by it on behalf of the Company in connection with such audit or proceeding.

TABLE OF CONTENTS

Page

Section 1.	Name and Principal Executive Office; Representations	1
1.1	Name	1
1.2	Certificate of Formation	1
1.3	Fictitious Business Name Statement	1
1.4	Representations and Warranties	2

Section 2.	Purposes and Nature of Business	3
2.1	In General	3

Section 3.	Term	3

Section 4.	Capital Contributions and Accounts	3
4.1	Initial Capital Contributions the Members	3
	4.1.1 PICO	3
	4.1.2 Northstar	3
	4.1.3 Conditions to Contributions	4
4.2	Subsequent Capital Contributions	4
4.3	Capital Accounts of Members	4
4.4	Withdrawal of Capital	4
4.5	Interest on Capital Accounts	4
4.6	Deficit Capital Accounts	5
4.7	Optional Adjustments to Capital Accounts	5
4.8	Loans	5

Section 5.	Distributions	5
5.1	Distributions of Cash Available for Distribution and Cash From Refinancing, Sale or Other Disposition	5
5.2	Distribution Upon Termination of the Company	5
5.3	Valuation and Distribution of Non-Cash Distributions	6
5.4	Discretion in Making Distributions	6
5.5	Limitation on Other Distributions	6
5.6	Tax Liability Distributions	6

Section 6.	Allocations Of Net Income, Net Loss And Gain	6

Section 7.	Tax Elections	6

Section 8.	Admission Of Additional Members	6

Setion 9.	Management	7
9.1	In General	7
9.2	Resignation of Manager	7
9.3	Specific Authority	7
9.4	Time Devoted to Business	8
9.5	Power to Employ and Contract With Affiliated Entities	8
9.6	Company Expenses	8
	9.6.1 Reimbursable Expenses	8
	9.6.2 Non-Reimbursable Expenses	8
9.7	Competing Ventures	8
9.8	Officers	9

Section 10.	Liability And Indemnification	9

Section 11.	Voting Rights; Meetings	9
11.1	Voting	9
11.2	Member Meetings	9

Section 12.	Additional Members; Transfer Of Interests Of Members	10
12.1	Additional Members	10
12.2	Assignment by Members	10
	12.2.1 Unauthorized Assignments Void	10
	12.2.2 Assignment with Consent	10
	12.2.3 Right of First Refusal	10
	12.2.4 Valuation	10
12.3	Substituted Member	10
12.4	Payment of Expenses	10
12.5	Substitution Instrument	10
12.6	No Dissolution Upon Assignment	10
12.7	Withdrawal of Member; Bankruptcy	10
12.8	Tag Along Rights	10

Section 13.	Amendment And Power Of Attorney	11
13.1	Amendment by Members	11
13.2	Amendment by Manager	11
13.3	Power of Attorney	11
13.4	Additional Instruments	11

Section 14.	Records, Reports And Bank Accounts	11
14.1	Records	11
14.2	Amendments	12
14.3	Tax Information	12

Section 15.	Dissolution And Termination Of The Company	12
15.1	Events of Dissolution	12
15.2	Procedure on Death, Bankruptcy, Dissolution or Incompetency of a Member	12
15.3	Liquidation	12
15.4	Time for Liquidation	12
15.5	No Liability for Return of Capital	12

Section 16.	General Provisions	13
16.1	Survival of Rights	13
16.2	Construction	13
16.3	Section Headings	13
16.4	Agreement in Counterparts	13
16.5	Governing Law	13
16.6	Time	13
16.7	Additional Documents	13
16.8	Validity	13
16.9	Pronouns	13
16.10	Descriptions	13
16.11	Attorneys’ Fees	13
16.12	Partition	13
16.13	Representative Capacity; Trusts	13
16.14	Valuation of Non-Cash Assets	13
	16.14.1 Assets Other Than Marketable Securities	13
	16.14.2 Marketable Securities	13

Section 17.	Definitions	14